Exhibit 99.1

For immediate release:

Contact:	George Gantz
Phone: 603-773-6569
Email:gantz@unitil.com
Fax: 603-773-6769

Unitil Announces Regulatory Settlements on Northern Utilities Acquisition

Hampton, NH – August 27, 2008: Unitil Corporation (NYSE: UTL) (www.unitil.com) announced that it has filed settlement agreements in the regulatory proceedings before the Public Utilities Commissions in Maine and New Hampshire on Unitil’s proposed acquisition of Northern Utilities, Inc. (“Northern”). Final orders are anticipated in both states on or before October 1, 2008.

“We are gratified by the willingness of all parties to work effectively towards a common goal—the best interests of the customers of Northern,” said Mark H. Collin, Unitil’s Senior Vice President and Chief Financial Officer, who represented the Company in both proceedings. “These settlements provide a fair and appropriate framework and a predictable regulatory roadmap for Unitil’s new gas distribution businesses in Maine and New Hampshire, and we look forward to timely approval, closing and transition.”

The settlement agreements were separately negotiated and filed in each state but reflect a number of common features. The settlements include commitments by Unitil with respect to Northern’s rates, customer service and operations during and after the transition of Northern’s management and business operations from NiSource, Inc. (“NiSource”), Northern’s current ultimate parent company, to Unitil. Northern will implement enhanced safety and reliability programs and upgrade the customer service quality programs for customers in both states. Unitil will also conduct a study in collaboration with parties in both states of potential changes in organization or regulation of Granite State Gas Transmission, Inc. (“Granite”), which Unitil is also acquiring from NiSource.

The Office of the Consumer Advocate in New Hampshire and the Office of Public Advocate in Maine are among the settling parties. The settlement agreements recommend that the respective commissions approve Unitil’s acquisition of Northern because it is consistent with the public interest.

For more information about Unitil please visit the Company’s website, www.unitil.com.

About Unitil

Unitil Corporation (“Unitil”) is a public utility holding company with subsidiaries providing electric distribution service in New Hampshire, electric and gas distribution service in Massachusetts and energy brokering services throughout the northeast. Its utility subsidiaries, Unitil Energy Systems, Inc. and Fitchburg Gas and Electric Light

Company, currently serve 115,000 customers in 37 communities in the capital and seacoast regions of New Hampshire and in north central Massachusetts. Usource L.L.C., a unit of Unitil’s non-regulated subsidiary Unitil Resources, Inc., provides energy brokering services to more than 400 large energy users throughout the northeast. Unitil’s other subsidiaries include Unitil Power Corp., Unitil Realty Corp. and Unitil Service Corp.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement with NiSource and Bay State Gas Company, a wholly owned utility subsidiary of NiSource, to acquire all of the outstanding stock of Northern and Granite for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Granite is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies. Unitil expects this transaction to close in the fourth quarter of 2008.

Forward-Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.